Exhibit 5.1

Belden Inc.

1 North Brentwood Boulevard

St. Louis, Missouri 63105

July 26, 2016

Belden Inc.

1 North Brentwood Boulevard

St. Louis, Missouri 63105

Re:	Takedown from Belden Inc. Registration Statement on Form S-3ASR

Ladies and Gentlemen:

This opinion is furnished to you in connection with (i) a Registration Statement on Form S-3ASR (the “Registration Statement”) filed by the Belden Inc., a Delaware corporation (the “Company”) on May 31, 2016 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the Company’s Prospectus, dated May 31, 2016, forming part of the Registration Statement (the “Base Prospectus”) and (iii) the Company’s Prospectus Supplement, dated July 20, 2016, related to the sale and issuance by the Company of an aggregate of 5,175,000 depositary shares (the “Depositary Shares”), each representing a 1/100th interest in a share of 6.75% Series B Mandatory Convertible Preferred Stock, $0.01 par value per share, with an initial liquidation preference of $10,000 per share (the “Preferred Stock”), pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”). The sale of Depositary Shares will be made in accordance with the Underwriting Agreement, dated July 20, 2016 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC and Guggenheim Securities, LLC, as representatives of the underwriters named in the Underwriting Agreement (the “Underwriters”) and the Deposit Agreement, dated July 26, 2016, entered into between the Company, American Stock Transfer & Trust Company, LLC, as depositary, and the holders from time to time of the Depositary Shares (the “Deposit Agreement”). Pursuant to the Certificate of Designations (as defined below), shares of the Preferred Stock are convertible into shares of the common stock of the Company, par value $0.01 per share (the “Conversion Shares”) and, subject to the provisions of the Certificate of Designations, dividends payable on the shares of Preferred Stock may under certain circumstances be paid in shares of common stock of the Company, par value $0.01 per share (the “Dividend Shares”).

As counsel to the Company, I am generally familiar with its legal affairs. In addition, for purposes of the opinions I express below, I have examined the originals or copies, certified or otherwise identified, of (i) the certificate of incorporation and bylaws of the Company, each as amended and/or restated to date (the “Charter Documents”); (ii) the Registration Statement and all exhibits thereto, (iii) the Base Prospectus, (iv) the Prospectus Supplement, (v) the Underwriting Agreement, (vi) the resolutions adopted by the Board of Directors of the Company (the “Board”) on May 26, 2016 and the resolutions adopted by the Finance Committee of the Board on July 20, 2016, (vii) the Deposit Agreement, (viii) the Certificate of Designations dated

Belden Inc.

July 26, 2016

July 26, 2016 establishing the preferences, limitations and relative rights of the Preferred Stock (the “Certificate of Designations”) and (ix) certain corporate records of the Company, including minute books of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as I considered appropriate for purposes of the opinions hereafter expressed.

In connection with rendering the opinions set forth below, I have assumed that (i) all information contained in all documents reviewed is true and correct, (ii) all signatures on all documents examined are genuine and provided by natural persons with legal capacity and authority to execute such documents, (iii) all documents submitted as originals are authentic and all documents submitted as copies conform to the originals of those documents, (iv) the Deposit Agreement and the Underwriting Agreement have been duly authorized, executed and delivered by the parties thereto (other than the Company) and (v) all corporate action required for the authorization and issuance of the Dividend Shares will have been taken.

I am, in this opinion, opining only on the Delaware General Corporation Act (including the relevant statutory provisions and the reported judicial decisions interpreting these laws), the laws of the state of New York and the federal law of the United States. I am not opining on “blue sky” or other state securities laws. The Deposit Agreement is governed by the laws of the state of New York, and in rendering my opinion as to the Deposit Agreement and the Depositary Shares, I have relied upon the opinion of Troutman Sanders LLP with respect to matters of New York law.

The opinions herein below are subject to, and qualified and limited by the effects of: (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship and similar laws, and limitations imposed under judicial decisions related to or affecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing and reasonableness and (iv) the possible unenforceability under certain circumstances of provisions providing for indemnification or contribution that is contrary to public policy.

Based upon and subject to the foregoing, I am of the opinion that:

1. The Deposit Agreement and the issue and sale of the Depositary Shares have been duly authorized by all necessary corporate action of the Company and, when delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, such Depositary Shares will be the legally valid and binding obligations of the Company, and will be enforceable against the Company in accordance with their terms.

Belden Inc.

July 26, 2016

2. The shares of the Preferred Stock have been duly authorized and, when issued in the manner provided in the Certificate of Designations, the Deposit Agreement and the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

3. The Conversion Shares issuable upon the conversion of the Preferred Stock have been duly authorized and, when issued and delivered in the manner provided in the Certificate of Designations and the Deposit Agreement, will be validly issued, fully paid and non-assessable.

4. The Dividend Shares payable on the Preferred Stock, when duly authorized, issued and delivered in the manner provided in the Certificate of Designations and the Deposit Agreement, will be validly issued, fully paid and non-assessable.

This opinion is to be used only in connection with the offer and sale of the Preferred Stock, Depositary Shares and Conversion Shares while the Registration Statement is in effect.

Please note that I am opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and, following the effective date of the Registration Statement, I disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Form 8-K filed on July 26, 2016 and the incorporation by reference of this opinion into the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of my name therein and in the related Prospectus and any Prospectus Supplement under the caption “Legal Matters.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Brian E. Anderson